UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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[ ]	Definitive Proxy Statement

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AT&T Corp.

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AT&T TODAY

WEDNESDAY, FEBRUARY 2, 2005 – 2:30 p.m. EST

*** SPECIAL EDITION ***

AT&T and SBC Merger Q&A
Frequently-asked questions, new Web site
offer information about the merger of AT&T and SBC

As promised in yesterday’s all-employee audiocast, below is an initial set of Q&A about the announced merger of AT&T and SBC. We’ve tried to address some of the most frequently-asked questions received from employees in this first round of communication. We will provide additional Q&A as soon as possible, and will use AT&T TODAY to alert you that they’re available.

We’re also launching a Merger Update Web site at: http://infocenter.att.com/merger/ to provide additional details and to archive communication on the merger. As the merger progresses, we want to be sure employees are informed every step of the way. Be sure to write us at the AT&T Employee Communications mailbox at: rm-attemployeecomm@ems.att.com if you have questions we haven’t answered. We can’t reply to individuals but will address questions representative of employee interest.

Financial & Strategic

Why is SBC acquiring AT&T?
The merger of SBC and AT&T is an important next step in the evolution of the global communications industry. It brings together two companies with complementary strengths, product sets and customer bases to capitalize on the opportunities afforded by America’s evolving telecommunications industry in the Internet age. This deal is about being best positioned to compete in the new IP world. AT&T operates the most advanced, highest volume, global IP network in the world. The potential synergies from this transaction are substantial and very achievable. It gives AT&T the greater financial strength and stability it needs for success over the long term. It gives SBC a significant domestic and global presence in the governmental and large-business customer segments, an area where SBC has less presence today. We believe that SBC and AT&T have complementary strengths, assets and customer bases that, together, will help the company offer more advanced services to customers, grow revenues, and reduce expenses to a much greater extent, and more quickly, than would have otherwise been possible.

What are the terms of the deal?
Under the terms of the agreement, stockholders of AT&T will receive total consideration valued at $19.71 per share at the time the agreement was signed. That includes 0.77942 shares of SBC common stock for each common share of AT&T. Based on SBC’s closing stock price on Jan. 28, 2005, this exchange ratio equals $18.41 per share. In addition, at the time of closing, AT&T will pay its stockholders a special dividend of $1.30 per share. Altogether, this is a $16 billion transaction.

Where will the expected $2 billion in annual cost savings come from?
Almost all of the synergies are expected to come from reduced costs over and above expected cost improvements from the companies’ ongoing productivity initiatives.

•	Nearly half of the total net synergies are expected to come from network operations and IT, as facilities and operations are consolidated.

•	Approximately 25 percent are expected to come from the combined business services organizations, as sales and support functions are combined.

•	About 10 to 15 percent of the synergies are expected to come from eliminating duplicate corporate functions.

•	Approximately 10 to 15 percent of expected synergies come from revenues, as the combined company migrates service offerings to new customer segments.

Employee/HR-Related

Will employees still receive a 2004 bonus and salary merit increase?
Yes, as announced previously, qualified employees will receive a bonus for 2004 payable in March 2005 and a salary increase effective April 1, 2005.

Will there be a 2005 bonus plan?
Yes, we’ll soon send you information on the 2005 bonus plan, which would be payable in 2006 for qualified employees if we meet our targets.

Will the pending merger affect benefits for employees covered under the collective bargaining agreements?
No, the terms of the current bargaining agreements will remain in effect.

Will the pending merger impact AT&T’s management benefits prior to the close, and how soon after the close might benefits be changed?
AT&T’s benefit plans and programs will continue “business as usual” through the closing in accordance with their terms. Any decisions regarding benefits after the close will be made by SBC. However, under the merger agreement, SBC has agreed that employees and former employees for a period of time after the merger will have compensation and benefit plans and programs that are no less favorable in the aggregate than they have at AT&T. This commitment will continue to the end of the plan year (generally Dec. 31) following the first anniversary of the closing. For example, if the merger closes in 2006, the commitment will generally apply through Dec. 31, 2007.

Will the Rule of 65 continue to apply in 2005 and 2006?
The expanded eligibility for retirement-related benefits (Rule of 65) applies to employees covered under the AT&T Force Management Program with scheduled off-payroll dates before Jan. 1, 2006. (Generally, to be eligible under the Rule of 65, the employee’s age and years of service must total at least 65 at the off-payroll date.) Should the merger close in 2006, any extension of the Rule of 65 requires AT&T to consult with SBC, which we would plan to do. As more information becomes available, it will be communicated to employees.

Are AT&T’s pensions/cash balance accounts secure? Will the plans change because of the merger announcement prior to the close? Will the AT&T pension plans continue after the merger?
The AT&T pension plans will not change as a result of the merger agreement. Individuals currently receiving pensions can be confident that there will be no disruption in receiving their monthly pension annuities from AT&T in accordance with the terms of AT&T’s pension plans. You should be aware that under law, companies cannot reduce or eliminate a person’s accrued and vested pension benefit under tax-qualified plans, such as AT&T’s. In addition, AT&T’s pension plans remain well funded. Pension funding is highly regulated under various Federal laws and our plans are fully in compliance with those funding rules. Any decisions regarding the pension plans after the merger closes will be made by SBC, subject to the commitments discussed above.

What happens to any unvested AT&T restricted stock unit award?
At the time of a change in control as a result of the merger closing, any unvested AT&T restricted stock unit award, granted on or before Feb. 3, 2005, would become free of all restrictions, limitations or conditions and become fully vested.

Will my years of AT&T service be recognized at SBC?
AT&T service will be recognized if employees become covered under SBC’s compensation and benefit plans for eligibility, vesting and benefit accrual, with the exception of benefit accrual for defined benefit pension and other retirement plans.

Merger Approval Process

What approvals will be required?
AT&T’s shareowners, the FCC, the U.S. Department of Justice, various state regulatory agencies, and a small number of foreign approvals.

How long do you anticipate regulatory approval will take?
Because it brings together two companies with complementary strengths, product sets and customer bases, will help advance competition in several key areas, and will help revitalize America’s telecommunications industry, we believe regulators will review it expeditiously. That could come as early as the first half of 2006. We intend to cooperate fully with their reviews and provide the information they request as quickly as possible.

Other

Where will the new company headquarters be located?
The combined company will be headquartered in San Antonio, but will continue to maintain a strong employee presence in all of its key regions.

Should I contact my counterpart in SBC to begin the merger transition?
No, we will communicate guidelines soon. Please remember, we are still separate companies and must continue to operate separately until the closing.

Where can I learn more about the merger?
We’ll be communicating more information in the weeks and months ahead, but you can learn more now about the merger by going to the Merger Update Web site at: http://infocenter.att.com/merger/

Cautionary Language Concerning Forward-Looking Statements

This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act. Forward-looking statements are statements that are not historical facts and are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates” and similar expressions. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions, statements regarding the benefits of the business combination transaction involving AT&T and SBC, including future financial and operating results and the plans, objectives, expectations and intentions of the combined. Such statements are based upon the current beliefs and expectations of the managements of AT&T and SBC and are subject to significant risks and uncertainties (many of which are difficult to predict and are generally beyond the control of AT&T and SBC) that may cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of AT&T shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in SBC’s and AT&T’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site http://www.sec.gov. Other than as required by applicable law, AT&T disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.

Additional Information

In connection with the proposed transaction, SBC intends to file a registration statement, including a proxy statement of AT&T Corp., and other materials with the Securities and Exchange Commission (the “SEC”). Investors and AT&T shareholders are urged to read the registration statement, including the proxy statement, and other materials when they are available because they contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, when they become available, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from SBC by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio,Texas 78258. Free copies of AT&T Corp.’s filings may be obtained by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2004 annual meeting of stockholders, dated March 11, 2004, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T Corp.’s proxy statement for its 2004 annual meeting of shareholders, dated March 25, 2004. Additional information regarding the interests of such potential participants will be included in the registration and proxy statement and the other relevant documents filed with the SEC when they become available.

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AT&T TODAY is published by AT&T Public Relations. A proprietary publication for AT&T employees, it is not intended for use by external audiences. AT&T TODAY also is available at InfoCenter@AT&T, http://infocenter.att.com/, which carries additional news and information.